Exhibit 4(c)-4

NY:1756840.7

Execution Copy

CUSIP NUMBER 00114LAA4

U.S. $300,000,000

TERM CREDIT AGREEMENT
Dated as of November 4, 2015
among
AEP TRANSMISSION COMPANY, LLC
as the Borrower
THE LENDERS NAMED HEREIN
as Initial Lenders
and
MIZUHO BANK, LTD.
as Administrative Agent

MIZUHO BANK, LTD.
THE BANK OF NOVA SCOTIA
Joint Lead Arrangers and Joint Bookrunners

THE BANK OF NOVA SCOTIA
Syndication Agent

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EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C	Form of Opinion of Counsel for the Borrower
EXHIBIT D-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That AreNot Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
SCHEDULE I	Schedule of Initial Lenders
SCHEDULE 4.01(m)	Schedule of Subsidiaries and Significant Subsidiaries

ii

TERM CREDIT AGREEMENT
TERM CREDIT AGREEMENT, dated as of November 4, 2015 (this “Agreement”), among AEP Transmission Company, LLC, a Delaware limited liability company (“AEPTC” or the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signatures pages hereof (the “Initial Lenders”) and MIZUHO BANK, LTD. (“Mizuho”), as administrative agent (in such capacity, and together with its successors appointed pursuant to the terms of this Agreement, the “Administrative Agent”) for the Lenders (as hereinafter defined).
PRELIMINARY STATEMENT:
The Borrower has requested that the Lenders agree, on the terms and conditions set forth herein, to provide the Borrower a $300,000,000 term loan credit facility to be used for repayment of short term debt and capital expenditures, with the remainder to be used for general corporate purposes. The Lenders have indicated their willingness to provide such a facility on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms.

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Advance” means an advance by a Lender to the Borrower as part of a Borrowing on the Closing Date or the Second Borrowing Date and refers to a Base Rate Advance or a Eurodollar Rate Advance.
“AEP” means American Electric Power Company, Inc., a New York corporation.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 9.02(c).
“Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Mizuho Bank, Ltd. New York Branch at its office located at 1251 Avenue of the Americas New York, NY 10020, ABA Number: 026 004 307, Account Name: LAU ISA, Account No. H79-740-222205, Reference: AEP Transmission Company, LLC, or such other account of the Administrative Agent as the Administrative Agent may from time to time designate in a written notice to the Lenders and the Borrower.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Law” means (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of governmental bodies, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Applicable Margin” means, with respect to any Base Rate Advance and any Eurodollar Rate Advance, the rate per annum for such Type of Advance set forth below:

Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
0.850%	0.000%

provided, that the Applicable Margins set forth above shall be increased upon the occurrence and during the continuance of any Event of Default, by 2.00% per annum.
“Approvals” means the approvals of FERC.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a proceeding under any Debtor Relief Law, or has had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in a similar capacity) appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or acquisition of any equity interest, in such Person by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm obligations under any agreement in which it commits to extend credit.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of the following rates then in effect:

(i)
the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time;

(ii)	1/2 of 1% per annum above the Federal Funds Rate; and

(iii)
the rate of interest per annum equal to the Eurodollar Rate (together with any amounts payable under Section 2.06(c)) as determined on such day (or if such day is not a Business Day, on the next preceding Business Day) that would be applicable to a Eurodollar Rate Advance having an Interest Period of one month, plus 1%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a).

“Borrower” has the meaning specified in the recital of parties to this Agreement.
“Borrowing” means the borrowing by the Borrower consisting of the Advances on the Closing Date or the borrowing by the Borrower consisting of the Advances on the Second Borrowing Date pursuant to Section 2.02.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, a day on which dealings are carried out in the London interbank market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.
“Closing Date” means November 4, 2015.
“Commitment” means, for each Lender, the obligation of such Lender to make Advances to the Borrower in an aggregate amount no greater than the amount set forth on Schedule I hereto.
“Commitment Percentage” means, as to any Lender as of any date of determination, the percentage describing such Lender’s pro rata share of the Commitments set forth on Schedule I hereto; provided that in the case of Section 9.16 when a Defaulting Lender shall exist, “Commitment Percentage” means the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.
“Commitments” means the aggregate of the Lenders’ Commitments hereunder.
“Communications” has the meaning specified in Section 9.02(b).
“Confidential Information” means information that the Borrower furnishes to the Administrative Agent, the Joint Lead Arrangers or any Lender in a writing designated at the time of delivery as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent, the Joint Lead Arrangers or such Lender from a source other than the Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by overall gross receipts or income, or net income (however denominated) or that are franchise Taxes, privilege Taxes, license Taxes or branch profits Taxes.
“Consolidated Capital” means, at any date of determination, the sum of (i) Consolidated Debt of the Borrower and (ii) the consolidated equity of all classes of membership interests or other equity (whether common, preferred, mandatorily convertible preferred or preference) of the Borrower and its Consolidated Subsidiaries, in each case determined in accordance with GAAP, but including Equity-Preferred Securities issued by the Borrower and its Consolidated Subsidiaries and excluding the funded pension and other postretirement benefit plans, net of tax, and components of accumulated other comprehensive income (loss) of the Borrower and its Consolidated Subsidiaries.
“Consolidated Debt” of the Borrower means the total principal amount of all Debt described in clauses (i) through (v) of the definition of Debt and Guaranties of such Debt of the Borrower and its Consolidated Subsidiaries; provided that Guaranties of Debt included in the total principal amount of Consolidated Debt shall not be added to such total principal amount, excluding, however, any Debt of the Borrower to a Subsidiary of the Borrower and any Debt of such Subsidiary of the Borrower to the Borrower.
“Consolidated Priority Debt” of the Borrower means all Priority Debt of the Borrower and its Subsidiaries determined on a consolidated basis eliminating inter-company items.

“Consolidated Subsidiary” means, with respect to any Person at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements in accordance with GAAP.
“Consolidated Tangible Net Assets” means, on any date of determination and with respect to the Borrower at any time, the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries most recently delivered to the Lenders pursuant to Section 5.01(i) as of such date of determination, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the consolidated current liabilities of such Person and its Consolidated Subsidiaries appearing on such balance sheet.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type, or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances, pursuant to Section 2.07, 2.08 or 2.11.
“Credit Party” means the Administrative Agent or any Lender.
“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (v) all obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, (vi) all Guaranties and (vii) all reasonably quantifiable obligations under indemnities or under support or capital contribution agreements, and other reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise to assure a creditor against loss in respect of, or to assure an obligee against loss in respect of, all Debt of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means, subject to Section 9.16(b), any Lender that (i) has failed to (A) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (B) pay to any Credit Party any other amount required to be paid by it hereunder within two Business Days of the date when due, (ii) has notified the Borrower or any Credit Party in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting

Lender (subject to Section 9.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Disclosure Documents” means AEPTCo’s Audited Annual Report for the fiscal year ended December 31, 2014, and Quarterly Reports for the fiscal quarters ended March 31, 2015 and June 30, 2015.
“Dollars” and the symbol “$” mean lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on such Lender’s Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (i) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (ii) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity-Preferred Securities” means (i) debt or preferred securities that are mandatorily convertible or mandatorily exchangeable into common shares of the Borrower and (ii) any other securities, however denominated, including but not limited to hybrid capital and trust originated preferred securities, (A) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Maturity Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) that is considered to be a single employer with such entity within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
“ERISA Event” means (i) the termination of or withdrawal from any Plan by the Borrower or any of its ERISA Affiliates, (ii) the failure by the Borrower or any of its ERISA Affiliates to comply with ERISA or the related provisions of the Internal Revenue Code with respect to any Plan or (iii) the failure by the Borrower or any of its Subsidiaries to comply with Applicable Law with respect to any Foreign Plan.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” on such Lender’s Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance, the London interbank offered rate (rounded upward to the nearest 1/16th of 1%) as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in immediately available funds in Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute Reuters page or screen that displays such rate, or on the appropriate page or screen of such other comparable information service that publishes such rate from time to time as selected by the Administrative Agent in its discretion) (in each case, the “Screen Rate”) at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, provided, that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and provided, further, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), the Eurodollar Rate for such Advance shall be the Interpolated Rate, provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(b).
“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
“Event of Default” has the meaning specified in Section 7.01.
“Exchange Act” has the meaning specified in Section 7.01(f).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by overall gross receipts or income, or net income (however denominated), franchise Taxes, privilege Taxes, license Taxes or branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15(b)) or (B) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into in connection with such sections of the Internal Revenue Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“FERC” means the Federal Energy Regulatory Commission.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Plan” has the meaning specified in Section 4.01(i).
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranty” of any Person means any obligation, contingent or otherwise, of such Person (i) to pay any Debt of any other Person or (ii) incurred in connection with the issuance by a third person of a Guaranty of Debt of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise).
“Hazardous Materials” means (i) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (ii) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Impacted Interest Period” has the meaning specified for such term in the definition herein of “Eurodollar Rate.”
“Indemnified Party” has the meaning specified in Section 9.04(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.
“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
“Interest Period” means, for each Eurodollar Rate Advance, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or any period specified by the Borrower that is shorter than one month, if all Lenders agree), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)	the Borrower may not select any Interest Period that ends after the Maturity Date;

(ii)
whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iii)
whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to the nearest 1/16th of 1%) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) the Screen Rate for the longest period for which the Screen Rate is available for the Eurodollar Rate Advance that is shorter than the Impacted Interest Period; and (ii) the Screen Rate for the

shortest period for which the Screen Rate is available for the Eurodollar Rate Advance that is longer than the Impacted Interest Period, in each case, at such time.
“IRS” means the United States Internal Revenue Service.
“Joint Lead Arranger” means each of Mizuho and The Bank of Nova Scotia in their respective capacities as joint lead arrangers and joint bookrunners of the Facility.
“Lenders” means, at any time, collectively, (i) the Initial Lenders (other than any such Initial Lenders that have previously assigned all of their respective Advances and Commitments to other Persons in accordance with Section 9.07(b) at such time), and (ii) any other Persons that have become Lenders holding Advances and/or Commitments at such time in accordance with Section 9.07(b).
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“LLC Agreement” means the Limited Liability Company Agreement of the Company in effect from time to time.
“Loan Documents” means, collectively, (i) the Commitment Letter, dated as of October 21, 2015, among the Borrower and the Joint Lead Arrangers, (ii) the Mizuho Fee Letter, (iii) the fee letter dated as of October 21, 2015, between the Borrower and The Bank of Nova Scotia, (iv) this Agreement and (v) each promissory note issued pursuant to Section 2.05(d), in each case, as any of the foregoing may be amended, supplemented or modified from time to time.
“Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Margin Stock” has the meaning specified in the Margin Regulations.
“Material Adverse Change” means, with respect to the Borrower, any material adverse change (i) in the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to affect the legality, validity or enforceability of this Agreement against the Borrower or the ability of the Borrower to perform its obligations under this Agreement.
“Material Adverse Effect” means, with respect to the Borrower, a material adverse effect (i) on the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to affect the legality, validity or enforceability of this Agreement against the Borrower or the ability of the Borrower to perform its obligations under this Agreement.
“Maturity Date” means the earlier to occur of (i) November 4, 2017, and (ii) the date of declaration of all outstanding Advances to be due and payable (or automatically becoming due and payable) and termination of any unused Commitments (or automatically becoming terminated) pursuant to Section 7.01.
“Mizuho” has the meaning specified in the recital of parties to this Agreement.
“Mizuho Fee Letter” means the Mizuho Fee Letter, dated as of October 21, 2015, between the Borrower and Mizuho.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” has the meaning specified in Section 4.01(i).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notice of Borrowing” means the duly completed notice of borrowing in substantially the form of Exhibit A hereto.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance, Commitment or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15(b)).
“Participant” has the meaning specified in Section 9.07(d).
“Participant Register” has the meaning specified in Section 9.07(d).
“Patriot Act” has the meaning specified in Section 9.14.
“Permitted Liens” means, as to the Borrower, such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(g) hereof; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens, and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (iii) Liens incurred or deposits made to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (v) any judgment Lien, unless an Event of Default under Section 7.01(g) shall have occurred and be continuing; (vi) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or any Significant Subsidiary thereof and not created in contemplation of such event; (vii) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for Debt), operating leases and surety bonds; (viii) Liens upon or in any real property or equipment acquired, constructed, improved or held by the Borrower or any Subsidiary thereof in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property); and (ix) extensions, renewals or replacements of any Lien described in clause (iii), (vi), (vii) or (viii) for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced; and (x) any other Lien not covered by the foregoing exceptions as long as immediately after the creation of such Lien the aggregate principal amount of Debt secured by all Liens created or assumed under this clause (x) does not exceed 10% of Consolidated Tangible Net Assets of the Borrower.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” has the meaning specified in Section 4.01(i).
“Platform” has the meaning specified in Section 9.02(b).
“Priority Debt” means, without duplication, (a) any Debt of the Borrower or a Subsidiary secured by a Permitted Lien and (b) any Debt of the Borrower’s Subsidiaries; provided that there shall be excluded from any calculation of Priority Debt, (i) the Debt of any Subsidiary owing to the Borrower or a Wholly‑owned Significant Subsidiary of the Borrower, and (ii) the Debt of any Person which becomes a Subsidiary after the date hereof and any extension, renewal or refunding thereof; provided that such Debt was not incurred in contemplation of such Person becoming a Subsidiary.

“Recipient” means (i) the Administrative Agent and (ii) any Lender, as applicable.

“Register” has the meaning specified in Section 9.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Required Lenders” means at any time Lenders having Advances and Commitments representing more than 50% of the sum of the then aggregate unpaid principal amount of the Advances owing to Lenders and Commitments in effect at such time. Subject to Section 9.01, the unpaid principal amount of the Advances owing to any Defaulting Lender and the Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time of determination, a country or territory that is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time of determination, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (ii) any Person operating, organized or resident in a Sanctioned Country, (iii) any Person owned or controlled by or acting on behalf of any such Person described in the preceding clause (i) or (ii), or (iv) any Person with which, to the Borrower’s actual knowledge, any Lender is prohibited under Sanctions relevant to it from dealing or engaging in transactions. For purposes of the foregoing, control of a Person shall be deemed to include where a Sanctioned Person (A) owns or has power to vote 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of the Person or other individuals performing similar functions for the Person, or (B) has the power to direct or cause the direction of the management and policies of the Person, whether by ownership of equity interests, contracts or otherwise.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” has the meaning specified in the definition of “Eurodollar Rate”.
“SEC” means the United States Securities and Exchange Commission.
“Second Borrowing Date” means December 15, 2015.

“Senior Debt” means all Debt of the Company which is not expressed to be subordinate or junior in rank to any Debt of the Company.
“Significant Subsidiary” means, at any time, any Subsidiary of the Borrower that constituted a “significant subsidiary” of the Borrower (as such term is defined in Regulation S-X of the SEC as in effect on the date hereof (17 C.F.R. Part 210)) as of the last day of the most recent fiscal year for which financial statements have been delivered pursuant to Section 5.01(i)(ii) (or, prior to the first delivery of any such financial statements, as of June 30, 2015); provided, however, that “total assets” as used in Regulation S-X shall not include securitization transition assets, phase-in cost assets or similar assets on the balance sheet of any Subsidiary resulting from the issuance of transition bonds or other asset-backed securities of a similar nature.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.13(g)(ii)(B)(iii).
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Wholly-owned Significant Subsidiary” means, at any time, any Significant Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Significant Subsidiaries at such time.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Subsidiaries at such time.
“Withholding Agent” means the Borrower and the Administrative Agent.
SECTION 1.02. Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03. Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) (“GAAP”).
SECTION 1.04. Other Interpretive Provisions.

As used herein, except as otherwise specified herein, (i) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (ii) references to any Applicable Law include amendments, supplements and successors thereto; (iii) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement; (iv) words importing any gender include the other gender; (v) the singular includes the plural and the plural includes the singular; (vi) the words “including”, “include” and “includes” shall be deemed to be followed by the words “without limitation”; (vii) captions and headings are for ease of reference only and shall not affect the construction hereof; and (viii) references to any time of day shall be to New York City time unless otherwise specified.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower on the Closing Date and on the Second Borrowing Date, in an aggregate amount not to exceed such Lender’s Commitment. Each Lender’s Commitment shall automatically terminate (a) on the Second Borrowing Date upon the funding by such Lender of the requested Advances and (b) otherwise, at 5:00 P.M. on the Second Borrowing Date, in each case without further action on the part of any party to this Agreement. No other Advances may be requested or shall be made on any date other than the Closing Date and the Second Borrowing Date, and no principal amounts prepaid in respect of the Advances may be reborrowed at any time.

SECTION 2.02. Making the Advances.

(a)Each Advance comprising a Borrowing on the Closing Date or the Second Borrowing Date shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than 11:00 A.M. on the third Business Day prior to the Closing Date or the Second Borrowing Date, as applicable, in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 9:30 A.M. on the Closing Date or the Second Borrowing Date, as applicable, in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt written notice thereof. Such Notice of Borrowing shall be by telephone, confirmed immediately in writing, or fax in substantially the form of Exhibit A hereto, specifying therein the requested (i) Types of Advances comprising such Borrowing, (ii) aggregate amount of such Borrowing, and (iii) if such Borrowing is comprised of Eurodollar Rate Advances, the initial Interest Period for each such Advance. For the avoidance of doubt, the Borrower may request in the Notice of Borrowing multiple Advances of different Types, and/or multiple Eurodollar Rate Advances with different initial Interest Periods, as part of such Borrowing, subject to Section 2.02(b). Each Lender shall, before 12:00 noon on the Closing Date or the Second Borrowing Date, as applicable, make available for the account of its Applicable Lending Office to the Administrative Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the Borrower in such manner as the Borrower shall have specified in the Notice of Borrowing and as shall be reasonably acceptable to the Administrative Agent.

(b)Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(b), 2.07(e) or 2.11, and (ii) there shall be not more than five (5) separate Eurodollar Rate Advances with different Interest Periods at any one time outstanding.

(c)Each Notice of Borrowing shall be irrevocable and binding on the Borrower. If such Borrowing is comprised of any Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to borrow the Advances on the Closing Date or the Second Borrowing Date, as applicable, or to fulfill, on or before the Closing Date or the Second Borrowing Date, as applicable, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advances to be made by such Lender on the Closing Date or the Second Borrowing Date, as applicable, when such Advances, as a result of such failure, are not made on such date.

(d)Unless the Administrative Agent shall have received notice by courier or fax from a Lender prior to the Closing Date or the Second Borrowing Date, as applicable, or, in the case of a Base Rate Advance, prior to the time of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Advances as part of such Borrowing to be made on the Closing Date or the Second Borrowing Date, as applicable, the Administrative

Agent may assume that such Lender has made such portion available to the Administrative Agent on the Closing Date or the Second Borrowing Date, as applicable, in accordance with subsection (a) of this Section 2.02, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such Advances available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advances as part of such Borrowing for purposes of this Agreement.

(e)The failure of any Lender to make any Advance to be made by it as part of a Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make any of its Advances on the Closing Date or the Second Borrowing Date, as applicable, but no Lender shall be responsible for the failure of any other Lender to make the Advances to be made by such other Lender on the Closing Date.

SECTION 2.03. Fees.

The Borrower shall pay to (a) Mizuho the fees set forth in the Mizuho Fee Letter and (b) The Bank of Nova Scotia the fees set forth in that certain fee letter dated as of October 21, 2015 between the Borrower and The Bank of Nova Scotia.
SECTION 2.04. Repayment of Advances.

The Borrower shall repay to the Administrative Agent for the account of each Lender on the Maturity Date the aggregate principal amount of all Advances owing by the Borrower to such Lender then outstanding.
SECTION 2.05. Evidence of Indebtedness.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type of each Advance made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or on behalf of the Borrower and each Lender’s share thereof.

(c)The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.05 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Advances and interest thereon in accordance with their terms.

(d)Any Lender may request that any Advances made by it be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender (or, if requested by such Lender, to such Lender and its assignees) and in a form approved by the Administrative Agent. Thereafter, the Advances evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.07) be represented by one or more promissory notes in such form payable to the payee named therein.

SECTION 2.06. Interest on Advances.

The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a)Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears (i) quarterly on the last day of each March, June, September and December during such periods, (ii) on the date such Base Rate Advance shall be Converted or paid in full and (iii) on the Maturity Date.

(b)Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(c)Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.

SECTION 2.07. Interest Rate Determination.

(a)The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a) or (b), and, if applicable, the rate for the purpose of determining the applicable interest rate under Section 2.06(c).

(b)If, with respect to any Eurodollar Rate Advances, (i) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, or (ii) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e)Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.08. Optional Conversion of Advances.

The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all or any part of Advances of one Type into Advances of the other Type or of the same Type but having a new Interest Period; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Eurodollar Rate Advances than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into

Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
SECTION 2.09. Prepayments of Advances.

(a)Optional Prepayments of Advances. The Borrower may, upon at least two Business Days’ notice, in the case of Eurodollar Rate Advances, and upon notice not later than 11:00 A.M. on the date of prepayment, in the case of Base Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall prepay the outstanding principal amount of the Advances, in whole or ratably in part, in an amount equal to such prepayment amount together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b)Mandatory Prepayments of Advances. If AEP shall cease to own, directly or indirectly, all of the membership interests of the Borrower, (i) the Borrower shall prepay all Advances, unpaid interest and other amounts owing by the Borrower under this Agreement, with all such amounts being due and payable in full immediately upon the occurrence of such change in ownership of such Voting Stock and (ii) all remaining unused Commitments shall automatically and permanently terminate immediately upon the occurrence of such change in ownership of such Voting Stock.

SECTION 2.10. Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage, in the case of Eurodollar Rate Advances);

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender or such other Recipient or to reduce the amount of any sum received or receivable by such Lender or other

Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Applicable Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.11. Illegality.

If due to any Change in Law it shall become unlawful or impossible for any Credit Party (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Rate Advances, and such Credit Party shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Credit Parties and the Borrower, whereupon, until such Credit Party notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Credit Party to make Eurodollar Rate Advances, or to Convert outstanding Advances into Eurodollar Rate Advances, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 2.11, such Credit Party shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions applicable to such Credit Party) to designate a different Eurodollar Lending Office if such designation would avoid the need for giving such notice and would not, in the judgment of such Credit Party, be otherwise disadvantageous to such Credit Party. If such notice is given, each Eurodollar Rate Advance of such Credit Party then outstanding shall be Converted to a Base Rate Advance either (i) on the last day of the then current Interest Period applicable to such Eurodollar Rate Advance if such Credit Party may lawfully continue to maintain and fund such Advance to such day or (ii) immediately if such Credit Party shall determine that it may not lawfully continue to maintain and fund such Advance to such day.
SECTION 2.12. Payments and Computations.

(a)The Borrower shall make each payment to be made by it hereunder not later than 1:00 P.M. on the day when due in Dollars to the Administrative Agent at the Agent’s Account in same day funds without condition or deduction for any counterclaim, defense, recoupment or setoff. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.06(c), 2.10, 2.13, 9.04(c) or 9.16) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, after any applicable grace period, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c)All computations of interest based on the rate referred to in clause (i) of the definition of the “Base Rate” contained in Section 1.01 shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month or on a date after the Maturity Date, such payment shall be made on the next preceding Business Day.

(e)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to a Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.13. Taxes.

(a)Defined Terms. For purposes of this Section 2.13, the term “Applicable Law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the

Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed copies of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.14. Sharing of Payments, Etc.

(a)If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.06(c), 2.10, 2.13, 9.04(c) or 9.16 or in respect of Eurodollar Rate Advances Converted into Base Rate Advances pursuant to Section 2.11) by the Borrower in excess of its ratable share of payments on account of the Advances to the Borrower obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(d) or 8.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it or them under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.15. Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. If any Lender delivers a notice pursuant to Section 2.11, requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender delivers a notice pursuant to Section 2.11, requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.15(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or 2.13) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

i.the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07(b)(iv);

ii.such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, together with all applicable accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal amounts and accrued interest and fees) or the Borrower (in the case of all other amounts);

iii.in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

iv.no Default shall have occurred and be continuing;

v.such assignment does not conflict with Applicable Law; and

vi.in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III
CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to Effectiveness of this Agreement and Initial Advance.

The effectiveness of this Agreement and the obligation of each Lender to make the initial Advance to be made by it hereunder shall be subject to the satisfaction of the following conditions precedent:
(a)The Administrative Agent shall have received on or before the Closing Date the following, each dated such day, in form and substance reasonably satisfactory to the Administrative Agent in sufficient copies for each Lender:

(i)Certified copies of the resolutions of the board of directors of the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to this Agreement.

(ii)A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder.

(iii)A favorable opinion of counsel for the Borrower (which may be an attorney of American Electric Power Service Corporation), substantially in the form of Exhibit C hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(b)On the Closing Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated such date, stating that:

(i)The representations and warranties of the Borrower contained in Section 4.01 are true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Borrowing on the Closing Date and to the application of the proceeds therefrom, and

(ii)No event has occurred and is continuing, or would result from the Borrowing on the Closing Date or from the application of the proceeds therefrom, that constitutes a Default.

(c)The Borrower shall have paid all fees and expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders then due and payable in accordance with the terms of the Loan Documents (including the fees and expenses of counsel to the Administrative Agent to the extent then due and payable).

(d)The Administrative Agent shall have received counterparts of this Agreement, executed and delivered by the Borrower and the Lenders.

(e)The Administrative Agent shall have received all promissory notes (if any) requested by the Lenders pursuant to Section 2.05(d), duly completed and executed by the Borrower and payable to such Lenders.

(f)The Administrative Agent shall have received the duly completed Notice of Borrowing as provided in Section 2.02(a).

(g)The Administrative Agent shall have received copies of the Disclosure Documents.

(h)The Administrative Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders prior to the Closing Date.

(i)The Administrative Agent shall have received copies or other evidence of such other approvals and such other opinions or documents as may be reasonably requested by the Administrative Agent or by any Lender through the Administrative Agent.

SECTION 3.02. Conditions Precedent to the Advance on the Second Borrowing Date.

The obligation of each Lender to make the Advance to be made by it hereunder on the Second Borrowing Date shall be subject to the satisfaction of the conditions precedent on the date of such Borrowing:
(a)The following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of any Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i)The representations and warranties of the Borrower contained in Section 4.01 (other than the representation and warranty in Section 4.01(e) and the representation and warranty set forth in the last sentence of Section 4.01(f)) are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii)No event has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

(b)The Administrative Agent shall have received the duly completed Notice of Borrowing as provided in Section 2.02(a) and copies or other evidence of such other approvals and such other opinions or documents as may be reasonably requested by the Administrative Agent or by any Lender through the Administrative Agent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:
(a)The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and each Significant Subsidiary of the Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed or otherwise organized.

(b)The execution, delivery and performance by the Borrower of each Loan Document to which it is, or is to become a party, and the consummation of the transactions contemplated hereby, are within the Borrower’s limited liability company powers, have been duly authorized by all necessary action, and do not contravene (i) the Borrower’s certificate of formation or limited liability company agreement, (ii) law binding or affecting the Borrower or (iii) any contractual restriction binding on or affecting the Borrower or any of its properties.

(c)Each Loan Document to which it is, or is to become, a party has been duly executed and delivered by the Borrower. This Agreement is, and, upon execution and delivery thereof, each other Loan Document will be the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights in general, and except as the availability of the remedy of specific performance is subject to general principles of equity (regardless of whether such remedy is sought in a proceeding in equity or at law) and subject to requirements of reasonableness, good faith and fair dealing.

(d)No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document to which it is, or is to become, a party other than with respect to the Borrower such Approvals, if any, that have been duly issued and are in full force and effect and not subject to review or appeal.

(e)There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Significant Subsidiaries before any Governmental Authority or arbitrator that is reasonably likely to have a Material Adverse Effect, except as disclosed in the Disclosure Documents.

(f)The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at December 31, 2014 and June 30, 2015 and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal periods then ended (accompanied by, in the case of such financial statements for the fiscal year ended December 31, 2014, an opinion of Deloitte & Touche LLP, an independent registered public accounting firm), copies of each of which have been furnished to each Lender, fairly present (subject, in the case of such financial statements for the fiscal quarter ended June 30, 2015, to year-end adjustments) the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the fiscal periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2014, there has been no Material Adverse Change as to the Borrower.

(g)No written statement, information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or included herein or delivered pursuant hereto contained, contains, or will contain any material misstatement of fact or intentionally omitted, omits, or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not misleading.

(h)Except as disclosed in the Disclosure Documents, the Borrower and each Significant Subsidiary of the Borrower is in material compliance with all laws (including ERISA and Environmental Laws) rules, regulations and orders of any Governmental Authority applicable to it.

(i)No failure to satisfy the minimum funding standard applicable to a Plan for a plan year (as described in Section 302 of ERISA and Section 412 of the Internal Revenue Code) that could reasonably be expected to have a Material Adverse Effect, whether or not waived, has occurred with respect to any Plan. The Borrower has not incurred, and does not presently expect to incur, any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. The Borrower and each of its ERISA Affiliates have complied in all material respects with ERISA and the Internal Revenue Code. The Borrower and each of its Subsidiaries have complied in all material respects with foreign law applicable to its Foreign Plans, if any. As used herein, the term “Plan” means an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is and has been established or maintained, or to which contributions are or have been made or should be made according to the terms of the plan, by the Borrower or any of its ERISA Affiliates. The term “Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA). The term “Foreign Plan” means any pension, profit-sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any Subsidiary outside of the United States primarily for the benefit of individuals, substantially all of whom are non-residents of the United States.

(j)The Borrower and its Subsidiaries have filed or caused to be filed all material Federal, state and local tax returns that are required to be filed by them, and have paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by them (to the extent that such taxes and assessments have become due and payable) other than those taxes contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(k)The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock. Not more than 25% of the assets of the Borrower and its Significant Subsidiaries that are subject to the restrictions of Section 5.02(a), (c) or (d) constitute Margin Stock.

(l)Neither the Borrower nor any of its Significant Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of the Advances the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.

(m) All Subsidiaries and Significant Subsidiaries of the Borrower as of the date hereof are listed on Schedule 4.01(m) hereto under the name of the Borrower.

(n)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors and officers and, to the knowledge of the Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of the Borrower, any employee or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of any Borrowing or any use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants.

So long as any Advance or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
(a)Preservation of Existence, Etc. Preserve and maintain, and cause each Significant Subsidiary of the Borrower to preserve and maintain, its corporate, partnership or limited liability company (as the case may be) existence and all material rights (charter and statutory) and franchises; provided, however, that the Borrower and any Significant Subsidiary thereof may consummate any merger or consolidation permitted under Section 5.02(a); and provided further that neither the Borrower nor any Significant Subsidiary thereof shall be required to preserve any right or franchise if the board of directors of the Borrower or such Significant Subsidiary, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Significant Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Significant Subsidiary, as the case may be, or to the Lenders; and provided further, that no Significant Subsidiary of the Borrower shall be required to preserve and maintain its corporate, partnership or limited liability company existence if the loss thereof is not disadvantageous in any material respect to the Borrower or to the Lenders.

(b)Compliance with Laws, Etc. Comply, and cause each Significant Subsidiary of the Borrower to comply, in all material respects, with Applicable Law, with such compliance to include, without limitation, compliance with ERISA and Environmental Laws.

(c)Performance and Compliance with Other Agreements. Perform and comply, and cause each Significant Subsidiary of the Borrower to perform and comply, with the provisions of each indenture, credit agreement, contract or other agreement by which it is bound, the non-performance or non-compliance with which would result in a Material Adverse Change.

(d)Inspection Rights. At any reasonable time and from time to time, permit the Administrative Agent or any Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Significant Subsidiary of the Borrower and to discuss the affairs, finances and accounts of the Borrower and any Significant Subsidiary of the Borrower with any of their officers or directors and with their independent certified public accountants.

(e)Maintenance of Properties, Etc. Maintain and preserve, and cause each Significant Subsidiary of the Borrower to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(f)Maintenance of Insurance. Maintain, and cause each Significant Subsidiary of the Borrower to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties; provided, however, that the Borrower and each Significant Subsidiary thereof may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties and to the extent consistent with prudent business practice.

(g)Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(h)Keeping of Books. Keep, and cause each Significant Subsidiary of the Borrower to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Significant Subsidiary in accordance with GAAP.

(i)Reporting Requirements. Furnish to the Lenders:

(i)as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, (A) a copy of the Borrower’s Quarterly Report for such quarter, which shall contain a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles, and (B) a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as to compliance with the terms of this Agreement and (1) certifying that there have been no Subsidiaries that have become Significant Subsidiaries of the Borrower at any time during such period, or any Subsidiaries that have ceased to be Significant Subsidiaries of the Borrower at any time during such period, in each case except as expressly identified in such certificate, and (2) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.02(k) and 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Sections 5.02(k) and 5.03, a statement of reconciliation conforming such financial statements to GAAP in effect on the date hereof;

(ii)as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, (A) a copy of the Borrower’s Annual Report for such year, which shall contain a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by Deloitte & Touche LLP or another independent registered public accounting firm acceptable to the Required Lenders, and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, and (B) a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as to compliance with the terms of this Agreement and (1) certifying that there have been no Subsidiaries that have become Significant Subsidiaries of the Borrower at any time during such period, or any Subsidiaries that have ceased to be Significant Subsidiaries of the Borrower at any time during such period, in each case except as expressly identified in such certificate, and (2) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.02(k) and 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Sections 5.02(k) and 5.03, a statement of reconciliation conforming such financial statements to GAAP in effect on the date hereof;

(iii)as soon as possible and in any event within five days after the chief financial officer or treasurer of the Borrower obtains knowledge of the occurrence of any Defaults continuing on the date of such statement, a statement of the chief financial officer or treasurer of the Borrower setting forth details of such Defaults and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)promptly after the commencement thereof, notice of all actions and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Significant Subsidiary of the Borrower of the type described in Section 4.01(e); and

(v)such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Notwithstanding the foregoing, the information required to be delivered pursuant to clauses (i) and (ii) shall be deemed to have been delivered if such information shall be available on the website of the SEC at http://www.sec.gov (or any successor website) or on the Borrower’s website; provided that the compliance certificates required under clauses (i) and (ii) shall be delivered in the manner specified in Section 9.02(b).
(j)Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.02. Negative Covenants.

So long as any Advance or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower agrees that it will not:
(a)Mergers, Etc.

(i)Consolidate with or be a party to a merger with any other Person or permit any Significant Subsidiary of the Borrower to do so, or sell, lease or otherwise dispose of all or substantially all of its assets or permit any Significant Subsidiary of the Borrower to do so; provided that:

A.any Significant Subsidiary may merge or consolidate with or into the Borrower or any Wholly‑owned Subsidiary so long as in (i) any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a Wholly‑owned Significant Subsidiary (and not the Borrower), the Wholly‑owned Significant Subsidiary shall be the surviving or continuing corporation or limited liability company;

B.the Borrower may consolidate or merge with or into any other Person if (i) the corporation or limited liability company which results from such consolidation or merger (the “Surviving Person”) is organized under the laws of any state of the United States or the District of Columbia or Canada or a Province of Canada, (ii) the due and punctual payment of principal of, or interest on, the outstanding Advances or any fees or other amounts payable to each Lender hereunder, and the due and punctual performance and observation of all of the covenants in this Agreement to be performed or observed by the Borrower are expressly assumed in writing by the Surviving Person and the Surviving Person shall furnish to the Lenders and the Administrative Agent an opinion of counsel satisfactory to the Required Lenders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist;

C.the Borrower may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower) at the time of such sale or other disposition if (i) the acquiring Person (the “Acquiring Person”) is a corporation or limited liability company organized under the laws of any state of the United States or the District of Columbia or Canada or a Province of Canada, (ii) the due and punctual payment of principal of, or interest on, the outstanding Advances or any fees or other amounts payable to each Lender hereunder, and the due and punctual performance and observance of all of the covenants in this Agreement to be performed or observed by the Borrower are expressly assumed in writing by the Acquiring Person and the Acquiring Person shall furnish to the Lenders and the Administrative Agent an opinion of counsel satisfactory to the Required Lenders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Acquiring Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (iii) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist; and

D.any such Surviving Person or Acquiring Person has long-term senior unsecured debt ratings issued (and confirmed after giving effect to such merger) by S&P or Moody’s of at least BBB- and Baa3, respectively (or if no such ratings have been issued, commercial paper ratings issued (and confirmed after giving effect to such merger) by S&P and Moody’s of at least A-3 and P-3, respectively).

(b)Stock of Significant Subsidiaries. Sell, lease, transfer or otherwise dispose of equity interests in any Significant Subsidiary of the Borrower if such Significant Subsidiary would cease to be a Subsidiary of the Borrower as a result of such sale, lease, transfer or disposition.

(c)Sales, Etc. of Assets. Sell, lease, transfer, abandon or otherwise dispose of, or permit any Significant Subsidiary of the Borrower to sell, lease, transfer, abandon or otherwise dispose of, assets (except assets sold in the ordinary course of business for fair market value); provided that the foregoing restrictions do not apply to:

(i)the sale, lease, transfer or other disposition of assets of a Significant Subsidiary to the Borrower or a Wholly‑owned Significant Subsidiary; or

(ii)the sale of assets for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

A.such assets (valued at net book value) do not, together with all other assets of the Borrower and its Significant Subsidiaries previously disposed of during the twelve‑month period then ending (other than in the ordinary course of business), exceed 15% of Consolidated Tangible Net Assets determined as of the end of the immediately preceding fiscal year;

B.in the opinion of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower, the sale is for fair value and is in the best interests of the Borrower; and

C.immediately before and immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist;

provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within 12 months of the date of sale of such assets to either (A) the acquisition of assets useful and intended to be used in the operation of the business of the Borrower and its Significant Subsidiaries and having a fair market value (as determined in good faith by the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower) at least equal to that of the assets so disposed of or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Debt of the Borrower.
(d)Liens, Etc. Create or suffer to exist, or permit any Significant Subsidiary of the Borrower to create or suffer to exist, any Lien on or with respect to any of its properties, including, without limitation, on or with respect to equity interests in any Subsidiary of the Borrower, whether now owned or hereafter acquired, or assign, or permit any Significant Subsidiary of the Borrower to assign, any right to receive income (other than in connection with the sale of accounts receivable by the Borrower), other than (i) Permitted Liens, (ii) the Liens existing on the date hereof and (iii) the replacement, extension or renewal of any Lien permitted by clause (ii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(e)Restrictive Agreements. Enter into, or permit any Significant Subsidiary of the Borrower to enter into, any agreement after the date hereof, or amend, supplement or otherwise modify any agreement existing on the date hereof, that imposes any restriction on the ability of any Significant Subsidiary of the Borrower to make payments, directly or indirectly, to its shareholders by way of dividends, advances, repayment of loans or intercompany charges, expenses and accruals or other returns on investments that is more restrictive than any such restriction applicable to such Significant Subsidiary on the date hereof; provided, however, that any Significant Subsidiary of the Borrower may agree to a financial covenant limiting its ratio of Consolidated Debt to Consolidated Capital to no more than 0.675 to 1.000.

(f)ERISA. (i) Terminate or withdraw from, or permit any of its ERISA Affiliates to terminate or withdraw from, any Plan with respect to which the Borrower or any of its ERISA Affiliates may have any liability by reason of such termination or withdrawal, if such termination or withdrawal could have a Material Adverse Effect, (ii) incur a full or partial withdrawal, or permit any ERISA Affiliate to incur a full or partial withdrawal, from any Multiemployer Plan with respect to which the Borrower or any of its ERISA Affiliates may have any liability by reason of such withdrawal, if such withdrawal could have a Material Adverse Effect, (iii) otherwise fail, or permit any of its ERISA Affiliates to fail, to comply in all material respects with ERISA or the related provisions of the Internal Revenue Code if such noncompliances, singly or in the aggregate, could have a Material Adverse Effect, or (iv) fail, or permit any of its Subsidiaries to fail, to comply with Applicable Law with respect to any Foreign Plan if such noncompliances, singly or in the aggregate, could have a Material Adverse Effect.

(g)Margin Stock. Use the proceeds of any Borrowing to buy or carry Margin Stock.

(h)No Violation of Anti-Corruption Laws or Sanctions. Request any Borrowing, or use or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use, directly or, to the actual knowledge of the Borrower or any of its Subsidiaries, indirectly, any proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(i)Line of Business. Not engage and not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the business of owning and operating transmission-only electric utilities.

(j)LLC Agreement. Not amend or modify the LLC Agreement in any manner that could reasonably be expected to result in a Material Adverse Effect.

(k)Limitations on Consolidated Priority Debt. Permit Consolidated Priority Debt to exceed 10% of Consolidated Tangible Net Assets.

SECTION 5.03. Financial Covenant.

So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain a ratio of Consolidated Debt to Consolidated Capital, as of the last day of each March, June, September and December, of not greater than 0.675 to 1.000.
ARTICLE VI
RESERVED

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01. Events of Default.

If any of the following events shall occur and be continuing with respect to the Borrower (as to the Borrower, an “Event of Default”):
(a)The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, or shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement within five days after such other amounts become due and payable; or

(b)Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)(i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(a), 5.01(i)(iii) or 5.02 (other than Section 5.02(f)), or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)(i) The Borrower or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt outstanding in a principal or notional amount of at least $50,000,000 beyond any period of grace provided with respect thereto, or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Borrower (but excluding Debt outstanding hereunder) or any Significant Subsidiary of the Borrower outstanding in a principal or notional amount of at least $50,000,000 in the aggregate if the effect of such event or condition is to accelerate or require early termination of the maturity or tenor of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), terminated, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity or the original tenor thereof; or

(e)The Borrower or any Significant Subsidiary of the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary of the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary of the Borrower shall take any corporate, partnership or limited liability company action to authorize any of the actions set forth above in this subsection (e); or

(f)(i) Any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that as of the date hereof was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 30% of the Voting Stock of AEP shall acquire a beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of Voting Stock of AEP (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of AEP; or (ii) during any period of up to 24 consecutive months, commencing after the date hereof, individuals who at the beginning of such 24-month period were directors of AEP shall cease for any reason to constitute a majority of the board of directors of AEP, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by AEP’s shareholders, was approved by a vote of at least a majority of the directors of the board of directors of AEP as comprised as of the date hereof shall be, for purposes of this provision, considered as though such person were a member of the board as of the date hereof; or (iii) AEP shall fail to own directly or indirectly 100% of the Voting Stock of the Borrower; or

(g)Any judgment or order for the payment of money in excess of $50,000,000 in the case of the Borrower or any Significant Subsidiary of the Borrower to the extent not paid or insured shall be rendered against the Borrower or any Significant Subsidiary of the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)The LLC Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that the LLC Agreement is invalid, void or unenforceable or any party to the LLC Agreement shall contest or deny in writing the validity or enforceability of any of its obligations under such LLC Agreement and any such event, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

(i)(i) The termination of or withdrawal from the United Mine Workers’ of America 1974 Pension Trust by the Borrower or any of its ERISA Affiliates shall have occurred and the liability of the Borrower and its ERISA Affiliates related to such termination or withdrawal exceeds $75,000,000 in the aggregate; or (ii) any other ERISA Event shall have occurred and the liability of the Borrower and its ERISA Affiliates related to such ERISA Event exceeds $50,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to the Borrower to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the outstanding Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such outstanding Advances, all such interest and all such amounts shall become and be forthwith due and payable by the Borrower, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary of the Borrower under the Bankruptcy Code of the United States of America, (A) the obligation of each Lender to make Advances to the Borrower shall automatically be terminated and (B) the outstanding Advances, all interest thereon and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action.

Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters expressly provided for in this Agreement as being subject to the discretion of the Administrative Agent, such matters shall be subject to the sole discretion of the Administrative Agent, its directors, officers, agents and employees. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the outstanding Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.
SECTION 8.02. Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat each Lender recorded in the Register as the owner of the Commitment recorded for such Lender in the Register until the Administrative Agent receives and accepts an Assignment and Assumption entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07 and except as provided otherwise in Section 9.16; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Lender or to inspect the property (including the books and records) of any Lender; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, this Agreement or any other instrument or document furnished pursuant thereto; (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by fax) believed by it to be genuine and signed or sent by the proper party or parties; and (vii) shall not have any fiduciary duty to any other Lender.

SECTION 8.03. Mizuho and its Affiliates.

With respect to its Commitments and the Advances made by it, Mizuho shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Mizuho in its individual capacity. Mizuho and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Lender, any of its Subsidiaries and any Person who may do business with or own securities of any Lender or any such Subsidiary, all as if Mizuho were not the Administrative Agent and without any duty to account therefor to the Lenders.
SECTION 8.04. Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
SECTION 8.05. Indemnification.

Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower and without limiting the Borrower’ obligation to do so) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and reasonable expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower after request therefor and without limiting the Borrower’s obligation to do so. For purposes of this Section 8.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders and (ii) the aggregate unused portions of their respective Commitments at such time. In the event that any Lender shall have failed to make any Advance as required hereunder, such Lender’s Commitment shall be considered to be unused for purposes of this Section 8.05 to the extent of the amount of such Advance. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder.
SECTION 8.06. Successor Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent to the Administrative Agent that has resigned. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender or an Affiliate of a Lender that is commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
ARTICLE IX
MISCELLANEOUS

SECTION 9.01. Amendments, Etc.

Subject to Section 9.16(a)(i), no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and signed by all the Lenders (other than, in the case of the following clauses (i) through (v), any Defaulting Lender), do any of the following: (i) amend Section 3.01 or waive any of the conditions specified therein, (ii) increase the aggregate amount of the Commitments, (iii) change the definition of Required Lenders or the percentage of the Commitments or of the aggregate unpaid principal amount of the outstanding Advances, or the number or percentage of the Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iv) amend or waive this Section 9.01 or any provision of this Agreement that requires pro rata treatment of the Lenders; or (b) unless in writing and signed by each Lender that is directly affected thereby, do any of the following: (1) increase the amount or extend the termination date of such Lender’s Commitment, or subject such Lender to any additional obligations, (2) reduce the principal of, or interest on, or rate of interest applicable to, the outstanding Advances of such Lender or any fees or other amounts payable to such Lender hereunder, or (3) postpone any date fixed for any payment of principal of, or interest on, the outstanding Advances or any fees or other amounts payable to such Lender hereunder; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, and (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Required Lenders, amend or waive Section 9.16. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate (but such Lender shall continue to be entitled to the benefits of Sections 2.10, 2.13 and 9.04) upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal outstanding amount of and interest accrued on each Advance made by it, and all other amounts owing to it or accrued for its account under this Agreement and is released from its obligations hereunder.
SECTION 9.02. Notices, Etc.

(a)The Borrower hereby agrees that any notice that is required to be delivered to it hereunder shall be delivered to the Borrower as set forth in this Section 9.02. All notices and other communications provided for hereunder shall be in writing (including fax) and mailed, faxed or delivered, if to the Borrower, to it in care of AEP at its address at 1 Riverside Plaza, Columbus, Ohio 43215, Attention: Treasurer (fax: 614-716-2807; telephone: 614-716-2885; email: jsloat@aep.com), with a copy to the General Counsel (fax: 614-716-3440; telephone: 614-716-2929); if to any Initial Lender, at its Domestic Lending Office specified in its Administrative Questionnaire; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; if to the Administrative Agent, at its address at Mizuho Bank, Ltd. New York Branch, Harborside Financial Center, 1800 Plaza Ten, Jersey City, New Jersey 07311-4098, Attn: Berta Cabarello (fax: 201-626-9137; telephone: 201-626-9137; email: lau_agent@mizuhocbus.com); or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall be effective when delivered or received at the appropriate address or number to the attention of the appropriate individual or department, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by fax of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)The Borrower and each Lender hereby agrees that the Administrative Agent may make any information required to be delivered under Section 5.01(i)(i), (ii), (iv) and (v) (the “Communications”) available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission systems (the “Platform”). The Borrower and each Lender hereby acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03. No Waiver; Remedies.

No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04. Costs and Expenses.

(a)The Borrower agrees to pay promptly upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable fees and expenses of counsel for the Administrative Agent and the Joint Lead Arrangers with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay promptly upon demand all costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and the Lenders in connection with the enforcement of rights under this Section 9.04(a).

(b)The Borrower agrees to indemnify and hold harmless each Lender, the Joint Lead Arrangers and the Administrative Agent and each of their respective Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses and liabilities, joint or several, to which any such Indemnified Party may become subject, in each case arising out of or in connection with or relating to (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances (ii) any error or omission in connection with posting of the data required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) on the website of the SEC or any successor website or (iii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, and to reimburse any Indemnified Party for any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Borrower or any of its Affiliates and whether or not any of the transactions contemplated hereby are consummated or this Agreement is terminated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert, and hereby waives, any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c)If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.04, 2.07(d), 2.10 or 2.12, acceleration of the maturity of the outstanding Advances pursuant to Section 7.01, the assignment of any such Advance pursuant to Section 2.15(b) or for any other reason (in the case of any such payment or Conversion), the Borrower shall, promptly upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (other than loss of Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

(e)The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its security holders or creditors related to or arising out of or in connection with this Agreement, the Advances or the use or proposed use of the proceeds thereof, any of the transactions contemplated by any of the foregoing or in the loan documentation or the performance by an Indemnified Party of any of the foregoing (including the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents) except to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(f)In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its Affiliates in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

SECTION 9.05. Right of Set-off.

Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the outstanding Advances due and payable pursuant to the provisions of Section 7.01, each Credit Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Credit Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Credit Party, whether or not such Credit Party shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Borrower owing to such Defaulting Lender as to which it exercised such right of setoff. Each Credit Party agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Credit Party and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Credit Party and its Affiliates may have.
SECTION 9.06. Binding Effect.

This Agreement shall become effective upon satisfaction of the conditions precedent specified in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders. None of the Joint Lead Arrangers nor any Person designated as a “Syndication Agent” with respect to this Agreement shall have any duties under this Agreement.
SECTION 9.07. Assignments and Participations.

(a)Successors and Assigns of Lenders Generally. Except as otherwise expressly provided herein, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing (with respect to the Borrower) at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (to be paid by the assigning Lender, or, in the case of an assignment pursuant to Section 2.15(b), the Borrower); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and Commitments in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.13 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (ii), (iii) or (iv) of the first sentence of Section 9.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.13, 9.04(b) and 9.04(c) (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15(b) as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of

Section 2.15(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitments, Advances or other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.08. Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any state, federal or foreign authority or examiner regulating banks, banking or other financial institutions and any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) any credit insurance provider relating to the Borrower and its obligations; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower, its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Borrower; or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.
SECTION 9.09. Governing Law.

This Agreement AND EACH OTHER LOAN DOCUMENT shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 9.1. Severability; Survival.

(a)In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired hereby.

(b)All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not terminated. The provisions of Sections 2.10, 2.13, 2.14(b) and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.11. Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.12. Jurisdiction, Etc.

(a)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court REFERRED TO IN SECTION 9.12(A). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13. Waiver of Jury Trial.

THE BORROWER, the Administrative Agent and each Lender hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent, THE BORROWER or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 9.14. USA Patriot Act.

Each of the Lenders and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law as of October 26, 2001)) (as amended, restated, modified or otherwise supplemented from time to time, the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
SECTION 9.15. No Fiduciary Duty.

Each of the Administrative Agent, each Joint Lead Arranger, each Lender and each of their respective Affiliates and their officers, directors, controlling persons, employees, agents and advisors (collectively, solely for purposes of this Section 9.15, the “Lenders”) may have economic interests that conflict with those of the Borrower.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its Affiliates.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim, and hereby waives and releases any claim to the fullest extent permitted by law, that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.
SECTION 9.16. Defaulting Lenders.

(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.01.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest or other amounts received by the Administrative Agent for the account of such Defaulting Lender

(whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share on the Closing Date, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 9.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with their Commitment Percentages (determined as if such Lender is no longer a Defaulting Lender), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed in writing by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

AEP TRANSMISSION COMPANY, LLC
as the Borrower

By	/s/ Julia A. Sloat
Julia A. Sloat
Vice President and Treasurer

MIZUHO BANK, LTD.
as Administrative Agent and as Lender

By _____________________________
Name:
Title:

The Bank of Nova Scotia as Lender By ______________________ Name: Title:

[___________________]
as Lender

By _______________________
Name:
Title:

EXHIBIT A
(to the Term Credit Agreement)
FORM OF NOTICE OF BORROWING
Mizuho Bank, Ltd. as Administrative Agent
for the Lenders party
to the Credit Agreement
referred to below
Attention: Bank Loan Syndications
[Date]
Ladies and Gentlemen:
The undersigned, AEP Transmission Company, LLC , refers to the Term Credit Agreement, dated as of November 4, 2015 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the undersigned, as the Borrower, certain Lenders party thereto and Mizuho Bank, Ltd., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to the Borrowing as required by Section 2.02(a) of the Credit Agreement:
(i)    The Borrowing is requested for ______________, 2015.
(ii)    The Types of Advances comprising the Borrowing are [Base Rate Advances][Eurodollar Rate Advances].
(iii)    The aggregate amount of the Borrowing is $___________________.
[(iv)    With respect to any Eurodollar Rate Advances, the respective amount and initial Interest Period for each Eurodollar Rate Advance is as follows:

Loan Amount	Initial Interest Period[1]

]

1Interest Period to be one, two, three or six month(s) or such other period of less than one month agreed to by all Lenders.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date hereof:
(A)    the representations and warranties of the Borrower contained in Section 4.01 of the Credit Agreement are true and correct in all material respects on and as of the date hereof, before and after giving effect to the Borrowing and to the application of the proceeds therefrom, as though made on the date hereof; and
(B)    no event has occurred and is continuing, or would result from the Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
Very truly yours,
AEP Transmission Company, LLC
By_______________________________
Name:
Title:

A-2

EXHIBIT B
(to the Term Credit Agreement)

FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4      Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	AEP Transmission Company, LLC

4.	Administrative Agent:	Mizuho Bank, Ltd., as the Administrative Agent under the
Credit Agreement

5.	Credit Agreement:	The $300,000,000 Term Credit Agreement dated as of
November 4, 2015 among AEP Transmission Company,
LLC , as the Borrower, the Lenders parties thereto and
Mizuho Bank, Ltd., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s] [5]	Assignee[s] [6]	Aggregate Amount of Commitment/ Advances for all Lenders [7]	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/ Advances [8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%
[7.    Trade Date:        ______________] 9
[Page break]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

[9]	To be completed if the Assignor and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] 10

[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S] 11

[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[10]	Add additional signature blocks as needed.

[11]	Add additional signature blocks as needed.

B-3

[Consented to and] 12    Accepted:

MIZUHO BANK, LTD., as
Administrative Agent

By:________________________________
Title:

[Consented to:

AEP TRANSMISSION COMPANY, LLC

By:
Title:] 13

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[13]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

B-4

ANNEX 1
$300,000,000 Term Credit Agreement dated as of November 4, 2015 among AEP Transmission Company, LLC , as the Borrower, the Lenders parties thereto and Mizuho Bank, Ltd., as Administrative Agent.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1.
Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.
Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to clauses (i) and (ii) of Section 5.01(i) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto.

2.
Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.
General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

B-A1-2

EXHIBIT C
(to the Term Credit Agreement)
FORM OF OPINION OF COUNSEL FOR THE BORROWER
To each of the Lenders
party to the Term Credit Agreement referred to below
and to Mizuho Bank, Ltd., as Administrative Agent thereunder

November 4, 2015

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(a)(iii) of the Term Credit Agreement, dated as of November 4, 2015 (the “Credit Agreement”) among AEP Transmission Company, LLC (the “Borrower”), as the Borrower, the Initial Lenders named therein, and Mizuho Bank, Ltd., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.

I am an Associate General Counsel for American Electric Power Service Corporation, an affiliate of the Borrower, and have acted as counsel to the Borrower in connection with the preparation, execution and delivery of the Credit Agreement. I am generally familiar with the Borrower’s limited liability company history, properties, operations and charter (including amendments, restatements and supplements thereto).

In connection with this opinion, I, or attorneys over whom I exercise supervision, have examined:

(1)	The Credit Agreement.

(2)	Each promissory note to be issued under Section 2.05(d) of the Credit Agreement as of the date hereof (the “Notes”).

(3)	The documents furnished by the Borrower pursuant to Article III of the Credit Agreement.

(4)	The certificate of formation of the Borrower and all amendments thereto.

(5)	The limited liability company agreement of the Borrower and all amendments thereto.

(6)
Certificates of the Secretary of State or equivalent officer of the state in which the Borrower is formed, dated as of a recent date, attesting to the continued existence and good standing of the Borrower formed in that State.

In addition, I, or attorneys over whom I exercise supervision, have examined the originals, or copies certified to my satisfaction, of such other limited liability company records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below.
In my examination, I, or attorneys over whom I exercise supervision, have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In making our examination of documents and instruments executed or to be executed by persons other than the Borrower, I, or attorneys over whom I exercise supervision, have assumed that each such other person had the requisite power and authority to enter into and perform fully its obligations thereunder, the due authorization by each such other person for the execution, delivery and performance thereof and the due execution and delivery thereof by or on behalf of such person of each such document and instrument. In the case of any such person that is not a natural person, I, or attorneys over whom I exercise supervision, have also assumed, insofar as it is relevant to the opinions set forth below, that each such other person is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was created and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified could reasonably be expected to have a material effect upon its ability to execute, deliver and/or perform its obligations under any such document or instrument. I, or attorneys over whom I exercise supervision, have further assumed that each document, instrument, agreement, record and certificate reviewed by us for purposes of rendering the opinions expressed below has not been amended by any oral agreement, conduct or course of dealing between the parties thereto.
As to questions of fact material to the opinions expressed herein, I have relied upon certificates and representations of officers of the Borrower (including but not limited to those contained in the Credit Agreement and certificates delivered upon the execution and delivery of the Credit Agreement) and of appropriate public officials, without independent verification of such matters except as otherwise described herein.
Whenever my opinions herein with respect to the existence or absence of facts are stated to be to my knowledge or awareness, it is intended to signify that no information has come to my attention or the attention of other counsel working under my direction in connection with the preparation of this opinion letter that would give me or them actual knowledge of the existence or absence of such facts. However, except to the extent expressly set forth herein, neither I nor they have undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to my or their knowledge of the existence or absence of such facts should be assumed.
I am a member of the Bar of the States of New York and Ohio and do not purport to be expert on the laws of any jurisdiction other than the laws of the States of New York and Ohio and the Federal laws of the United States, and, for purposes of this opinion only, the limited liability company law of the State of Delaware. My opinions expressed below are limited to the law of the States of New York and Ohio and the Federal law of the United States, and, for purposes of this opinion only, the limited liability company law of the State of Delaware.

Based upon the foregoing and upon such investigation as I have deemed necessary, and subject to the limitations, qualifications and assumptions set forth herein, I am of the following opinion:

1.
The Borrower (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the limited liability company power and authority, and the legal right, to own and operate its property, to lease the property which it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the date hereof; (c) is duly qualified as a foreign limited liability company and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except any such jurisdiction where the failure to so qualify could not, in the aggregate, reasonably be expected to result in a Material Adverse Change; (d) owns or possesses all material licenses and permits necessary for the operation by it of its business as currently conducted; and (e) is in compliance with all Requirements of Law, except as disclosed in the Disclosure Documents or to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Requirements of Law” means the laws of the State of Delaware, laws of the State of New York and the laws, rules and regulations of the United States of America (including, without limitation, ERISA and Environmental Laws) and orders of any governmental authority applicable to the Borrower.

2.
The Borrower has the limited liability company power and authority, and the legal right, to execute and deliver the Credit Agreement and the Notes and to perform under, the Credit Agreement and the Notes, and to borrow under the Credit Agreement. The Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Credit Agreement and the Notes and the incurrence of Advances on the terms and conditions of the Credit Agreement, and each of the Credit Agreement and the Notes has been duly executed and delivered by the Borrower. Each of the Credit Agreement and the Notes constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

3.
The execution, delivery and performance of the Credit Agreement and the Advances made thereunder will not violate any Requirements of Law, the Borrower’s certificate of formation or limited liability company agreement, or any material contractual restriction binding on or affecting the Borrower or any of its properties.

4.	No approval or authorization or other action by, and notice to or filing with, any governmental agency or regulatory body or other third person is required in connection with the due execution and delivery of the Credit Agreement and the Notes and the performance, validity or enforceability of the Credit Agreement and the Notes, other than with respect to the Borrower such Approvals, if any, that have been duly issued and are in full force and effect.

5.
Except as described in Section 4.01(e) of the Credit Agreement, no action, suit, investigation, litigation, or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Significant Subsidiaries before any court, government agency or arbitrator is pending or, to my knowledge, threatened, that is reasonably likely to have a Material Adverse Effect.

6.
Neither the Borrower nor any of its Significant Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, the application of the proceeds or repayment thereof by the Borrower nor the consummation of the other transactions contemplated by the Credit Agreement will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

7.
In any action or proceeding arising out of or relating to the Credit Agreement in any court of the State of Delaware or in any Federal court sitting in the State of Delaware, such court would recognize and give effect to the provisions of Section 9.09 of the Credit Agreement, wherein the parties thereto agree that the Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. However, if a court of the State of Delaware or a Federal court sitting in the State of Delaware were to hold that the Credit Agreement is governed by, and to be construed in accordance with, the laws of the State of Delaware, the Credit Agreement would be, under the State of Delaware, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

The opinion set forth above in the last sentence of paragraph 2 and paragraph 7 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law.)

I express no opinion as to (i) Section 9.05 of the Credit Agreement; (ii) the effect of the law of any jurisdiction (other than the State of Delaware) wherein any Lender may be located which limits the rates of interest which may be charged or collected by such Lender; and (iii) whether a Federal or state court outside of the States of New York or Delaware would give effect to the choice of New York law provided for in the Credit Agreement.

This opinion has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be used, circulated, quoted, relied upon or otherwise referred to by any other Person (other than your respective counsel, auditors and any regulatory agency having jurisdiction over you or as otherwise required pursuant to legal process or other requirements of law) for any other purpose without my prior written consent; provided that any Person that becomes a Lender after the date hereof may rely on the opinions expressed in this opinion letter as though addressed to such Person. I undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances.

Very truly yours,

Thomas G. Berkemeyer
Counsel for AEP Transmission Company, LLC

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Credit Agreement, dated as of November 4, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AEP Transmission Company, LLC (the “Borrower”), the Lenders named therein and Mizuho Bank, Ltd., as the administrative agent (the “Administrative Agent”) for the Lenders.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) and Commitment (as well as any promissory note(s) evidencing such Advance(s) and Commitment) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W‑8BEN‑E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Credit Agreement, dated as of November 4, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AEP Transmission Company, LLC (the “Borrower”), the Lenders named therein and Mizuho Bank, Ltd., as the administrative agent for the Lenders.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W‑8BEN‑E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Credit Agreement, dated as of November 4, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AEP Transmission Company, LLC (the “Borrower”), the Lenders named therein and Mizuho Bank, Ltd., as the administrative agent for the Lenders.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W‑8BEN‑E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W‑8BEN‑E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:________________
Name:
Title:

Date: ________ __, 20[ ]

D-3-2

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Credit Agreement, dated as of November 4, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AEP Transmission Company, LLC (the “Borrower”), the Lenders named therein and Mizuho Bank, Ltd., as the administrative agent (the “Administrative Agent”) for the Lenders.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) and Commitment (as well as any promissory note(s) evidencing such Advance(s) and Commitment) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) and Commitment (as well as any promissory note(s) evidencing such Advance(s) and Commitment), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W‑8BEN‑E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W‑8BEN‑E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:________________
Name:
Title:

Date: ________ __, 20[ ]

D-4-2

Schedule I

Schedule of Initial Lenders

Lender Name	Commitment
Mizuho Bank, Ltd.	$50,000,000
The Bank of Nova Scotia	$50,000,000
Bank of America, N.A.	$50,000,000
Barclays Bank PLC	$50,000,000
Royal Bank of Canada	$50,000,000
SunTrust Bank	$50,000,000
Total	$300,000,000.00

Schedule 4.01(m)
Subsidiaries
AEP Transmission Company, LLC
AEP Appalachian Transmission Company, Inc.
AEP Indiana Michigan Transmission Company, Inc.
AEP Kentucky Transmission Company, Inc.
AEP Ohio Transmission Company, Inc.
AEP Oklahoma Transmission Company, Inc.
AEP Southwestern Transmission Company, Inc.
AEP West Virginia Transmission Company, Inc.

Significant Subsidiaries
AEP Transmission Company, LLC
AEP Indiana Michigan Transmission Company, Inc.
AEP Ohio Transmission Company, Inc.
AEP Oklahoma Transmission Company, Inc.